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                                                                  Exhibit 10.3

                             MTM TECHNOLOGIES, INC.

                              EMPLOYMENT AGREEMENT

          This EMPLOYMENT AGREEMENT (this "Agreement") is made this 21st day of May, 2004 by and between MTM Technologies, Inc., a New York corporation (the "Company"), and Howard A. Pavony (the "Executive").

          WHEREAS, the parties hereto have previously entered into an employment agreement to employ the Executive dated September 1, 1996, as most recently amended through September 1, 2002;

          WHEREAS, the parties hereto wish to enter into a new employment agreement to employ the Executive as Chief Operating Officer of the Company and to set forth the terms and conditions of such employment; and

          WHEREAS, in connection with the execution of this Agreement, the Executive and the Company have entered into a side letter agreement (attached hereto as Exhibit A) providing for (i) a monthly automobile allowance in the amount of $1,800 to be paid by the Company to the Executive for the period specified therein, and (ii) the assignment of a term life insurance policy on the life of the Executive and currently owned by the Company, and any cash surrender value thereon, to the Executive.

          NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, and for other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

     1.   Employment Period.

          The Company hereby employs the Executive, and the Executive agrees to serve the Company, under the terms of this Agreement for a term of three (3) years (the "Initial Term") commencing as of the date of this Agreement (the "Commencement Date"). Notwithstanding the foregoing, the Executive's employment hereunder may be earlier terminated, subject to Section 4 hereof. On each anniversary of the Commencement Date following the Initial Term, the term of this Agreement shall automatically be extended for an additional period of twelve (12) months; provided, however, that either party hereto may elect not to extend this Agreement by giving written notice to the other party at least twelve (12) months prior to any such anniversary date. The Initial Term and any renewal periods thereafter, until the termination of the Executive's employment hereunder, shall be referred to herein as the "Employment Period."

     2.   Duties and Status.

          The Company hereby engages the Executive as Chief Operating Officer of the Company on the terms and conditions set forth in this Agreement. During the Employment Period, the Executive shall report directly to the Chief Executive Officer of the Company and exercise such authority, perform such executive duties and functions and discharge such executive responsibilities as are reasonably associated with the Executive's position, consistent




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with the responsibilities assigned to officers of companies comparable to the
Company, commensurate with the authority vested in the Executive pursuant to this Agreement and consistent with the By-laws of the Company. The Executive's primary duty shall be sales and marketing and product management. During the Employment Period, the Executive shall devote substantially all of his business time and his full skill and efforts to the business of the Company.

     3.   Compensation; Benefits and Expenses.

          (a) Salary. Subject to this Section 3(a), during the Employment Period, the Company shall pay to the Executive, as compensation for the performance of his duties and obligations under this Agreement, a base salary at the rate of $265,000 per annum, payable in arrears not less frequently than monthly in accordance with the normal payroll practices of the Company for its executive officers. The Executive's base salary shall be subject to review each year for possible increase by the Board of Directors of the Company (the "Board") in its sole discretion , but in no event shall such base salary be decreased from its then existing level during the Employment Period.

          (b) Annual Bonus. In addition to the base salary payable to the Executive hereunder, the Executive also shall be entitled to receive additional compensation, at such times and in such amounts, as shall be determined in the sole discretion of the Board and the Compensation Committee thereof in consultation with the Executive, consistent with the management bonus plan of the Company in effect from time to time for senior executives, if any.

          (c) Stock Options. The Executive shall be entitled to receive awards under any stock option or equity based incentive compensation plan or arrangement adopted by the Company during the Employment Period for which senior executives are eligible. The level of the Executive's participation in any such plan or arrangement shall be determined in the sole discretion of the Board and the Compensation Committee thereof in consultation with the Executive.

          (d) Vacation and Sick Leave. The Executive shall be entitled to five
(5) weeks paid vacation time per calendar year and such paid sick leave as is in accordance with the normal Company policies and practices in effect from time to time for senior executives; provided, however, that no more than two weeks of such vacation time may be used consecutively, and provided, further, that any accrued but unused vacation time and paid sick leave remaining at the end of each calendar year shall be forfeited.

          (e) Other Benefits. During the Employment Period, the Executive shall be entitled to participate in all of the employee benefit plans, programs and arrangements of the Company in effect during the Employment Period which are generally available to the most senior executives of the Company (including, without limitation, 401(k) and group medical insurance plans), subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements.

          (f) Signing Bonus. In addition to any other payments to the Executive under this Agreement, the Executive shall be paid a fee of $300,000 for entering into this Agreement, which shall be paid as follows: (i) $100,000 upon the execution of this Agreement, and (ii)


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$200,000 to be deposited into a "rabbi trust" (substantially in the form attached hereto as Exhibit B) and paid to the Executive in $100,000 increments on each of the first and second anniversaries of the date of the this Agreement, provided that, the Executive's employment has not been terminated by the Company for "cause," as defined in Section 4(a) hereof (except as provided in the following sentence), or by the Executive without "good reason," as defined in
Section 4(b) hereof, as of each respective anniversary date. Solely for the purposes of the proviso in the preceding sentence, the term "cause" shall exclude the events described in Section 4(a)(iv) hereof, provided that, such conviction or plea (i) shall not be in connection with the Executive's performance of his duties hereunder and (ii) shall not materially injure the Company or adversely affect its reputation. Any termination of the Executive's employment due to death or Permanent and Total Disability (as defined in Section 4(d) hereof) shall in no manner effect the Company's or the rabbi trust's obligation to make payments due to the Executive under this Section 3(f).

          (g) Non-Compete Payment. As additional consideration for the Executive potentially limiting his future employment opportunities and compensation by agreeing to the non-competition provisions of Section 7(d) of this Agreement, the Executive will receive an additional payment of $300,000 upon the execution of this Agreement.

          (h) Expenses. In addition to any amounts payable to the Executive pursuant to this Section 3, the Company shall reimburse the Executive upon production of accounts and vouchers or other reasonable evidence of payment by the Executive, all in accordance with the Company's regular procedures in effect from time to time, all reasonable and ordinary expenses as shall have been incurred by him in the performance of his duties hereunder.

     4.   Termination of Employment.

          (a) Termination for Cause. The Company may terminate the Executive's employment hereunder for cause. For purposes of this Agreement and subject to the Executive's opportunity to cure as provided in Section 4(c) hereof, the Company shall have "cause" to terminate the Executive's employment hereunder if such termination shall be the result of:

          (i) the Executive's failure to substantially perform his services hereunder which results in material harm to the Company, including the failure to comply in any material manner with the policies and rules of the Company or the directives of the Chief Executive Officer of the Company; or

          (ii) the Executive's performance of any material act of fraud or dishonesty in connection with the performance of his duties hereunder; or

          (iii) the Executive's gross negligence or willful misconduct in the performance of his duties hereunder; or

          (iv) the Executive's conviction for, or plea of nolo contendere to, a felony or misdemeanor resulting in a jail sentence or any crime involving moral turpitude; or

          (v) any material breach by the Executive of the obligations set forth below in Section 7.


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

          (b) Termination for Good Reason. The Executive shall have the right at any time to terminate his employment with the Company for any reason. For purposes of this Agreement and subject to the Company's opportunity to cure as provided in Section 4(c) hereof, the Executive shall have "good reason" to terminate his employment hereunder if such termination shall be the result of:

          (i) a reduction by the Company of the Executive's base salary; or

          (ii) a material diminution during the Employment Period in the Executive's duties or responsibilities, as set forth in Section 2 hereof; or

          (iii) the relocation, without the Executive's prior written consent, of the Executive's principal work location beyond 50 miles from its current location.

          (c) Notice and Opportunity to Cure. Notwithstanding the provisions of Sections 4(a) and 4(b) hereof, it shall be a condition precedent to the Company's right to terminate the Executive's employment for "cause" and the Executive's right to terminate his employment for "good reason" that (1) the party seeking the termination shall first have given the other party written notice stating with reasonable specificity the reason for the termination ("breach") and (2) if such breach is susceptible of cure or remedy, a period of thirty days from and after the giving of such notice shall have elapsed without the breaching party having effectively cured or remedied such breach during such 30-day period, unless such breach cannot be cured or remedied within thirty days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional thirty days) provided the breaching party has made and continues to make a diligent effort to effect such remedy or cure. Notwithstanding anything to the contrary contained herein, the right to cure set forth in this Section 4(c) shall not apply if there are habitual or repeated breaches by either party.

          (d) Termination Upon Death or Permanent and Total Disability. The Employment Period shall be terminated by the death of the Executive. The Employment Period may be terminated by the Board if the Executive shall be rendered incapable of performing his duties to the Company by reason of any medically determined physical or mental impairment for a period of either (i) six (6) or more consecutive months from the first date of the Executive's absence due to the disability or (ii) nine (9) months during any eighteen (18) month period (a "Permanent and Total Disability"). If the Employment Period is terminated by reason of Permanent and Total Disability of the Executive, the Company shall give 30 days' advance written notice to that effect to the Executive. Until the effective date of the termination as a result of a Permanent and Total Disability, the Company shall continue to pay to the Executive the compensation set forth in Section 3 hereof; provided, however, that to the extent that the Executive receives payments pursuant to any disability insurance policy for which the Company pays the premium, the Company may deduct the amounts received by the Executive pursuant to that policy from the compensation payable to him.

     5.   Consequences of Termination.

          (a) Without Cause or for Good Reason. In the event of a termination of the Executive's employment during the Employment Period by the Company other than for "cause"


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(as provided for in Section 4(a) hereof) or by the Executive for "good reason"
(as provided for in Section 4(b) hereof) or as a result of death or Permanent and Total Disability (as provided for in Section 4(d) hereof), the Company shall provide to the Executive (or his legal representative) (i) the rights, payments and benefits payable at such times as set forth herein, and (ii) a release and waiver of claims in favor of the Executive, substantially in the form attached hereto as Exhibit C, as consideration for the execution and non-revocation by the Executive of a release agreement in favor of the Company and its shareholders and their respective directors, officers and employees, substantially in the form attached hereto as Exhibit D:

          (i) Salary. A continuance of his salary at one hundred percent (100%) of his then current base salary, as a severance payment, for a period equal to the greater of (i) one (1) year from the date of termination of the Executive's employment or (ii) the period ending on the last day of the Initial Term (the "Severance Period"). The Executive, in his sole discretion, shall have the right to demand and receive such severance payments as a single, lump-sum cash payment. Any payments pursuant to this
     Section 5(a)(i) shall be in lieu of any other severance benefits to which the Executive is entitled pursuant to any other severance plans, programs, arrangements, or policies of the Company.

          (ii) Options. The impact of the Executive's termination of employment on the stock options held by the Executive (including, without limitation, the maximum period that any such option shall remain exercisable) shall be governed by the applicable stock option plan and agreement. Notwithstanding the foregoing, any stock options granted to the Executive on or after the Commencement Date shall provide that, upon termination of the Executive's employment by the Company other than for "cause" (as provided for in Section 4(a) hereof) or by the Executive for "good reason" (as provided for in Section 4(b) hereof), any unvested shares subject to such options shall become fully vested and immediately exercisable in connection with such termination.

          (iii) Other Benefits. During the Severance Period, the Executive will be entitled to a continuance of any applicable automobile allowance arrangement on the same basis as the Executive was entitled to participate immediately prior to the Severance Period. In addition, should the Executive elect COBRA health care continuation coverage in connection with a termination covered under this Section 5(a), he shall pay for such COBRA coverage at the rate, as in effect from time, that actively-employed executives of the Company pay for medical coverage and the Company shall be responsible for the remainder of the COBRA premium. If the Severance Period exceeds the period during which the Executive receives COBRA coverage, the Company shall pay the Executive a monthly cash allowance equal to the rate, as in effect from time to time, that the Company contributes towards the medical coverage for actively-employed executives of the Company. In the event that the Executive is covered under substitute benefit plans of another employer prior to the expiration of the Severance Period, the Company will no longer be obligated to continue the respective coverages provided for in this Section 5(a)(iii).

          (b) Other Termination of Employment. In the event that the Executive's employment with the Company is terminated during the Employment Period by the Company for


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"cause" (as provided for in Section 4(a) hereof), or by the Executive other than for "good reason" (as provided for in Section 4(b) hereof), the Company shall pay the Executive (or his legal representative) any earned but unpaid salary amounts and any unreimbursed expenses through the Executive's final date of employment with the Company, and the Company shall have no further obligations to the Executive, except under the plans, programs and arrangements described in
Section 3(e) hereof in accordance with the terms of such plans.

          (c) Withholding of Taxes. All payments required to be made by the Company to the Executive under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax, excise tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

          (d) No Other Obligations. The benefits payable to the Executive under this Agreement are not in lieu of any benefits payable under any employee benefit plan, program or arrangement of the Company, except as provided specifically herein, and upon termination, the Executive will receive such benefits or payments, if any, as he may be entitled to receive pursuant to the terms of such plans, programs and arrangements. Except for the obligations of the Company provided by this Agreement (including, without limitation, pursuant to the preceding sentence hereof), the Company shall have no further obligations to the Executive upon his termination of employment.

          (e) Reduction for "Parachute Payments". Notwithstanding anything in this Agreement to the contrary, any amounts payable hereunder to the Executive in connection with a change in control, as well as any other "parachute payments," as such term is defined under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), payable under any other plans, agreements or policies of the Company, shall be reduced to the extent necessary to assure that the Executive does not become subject to the excess parachute payment excise tax under Section 4999 of the Code and the Company does not lose all or part of its compensation deduction for such payments.

     6.   Indemnity.

          The Company shall, during his employment with the Company and thereafter, indemnify the Executive to the fullest extent permitted by law and by its Certificate of Incorporation and By-laws and shall assure that the Executive is covered by the Company's directors' and officers' insurance policies and any other insurance policies that protect employees, as in effect from time to time.

     7.   Restrictive Covenants.

          (a)  Proprietary Information.

          (i) The Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the business or financial affairs of the Company or any of the Company's Affiliates is and shall be the exclusive property of the Company or the Company's Affiliates. Such information and know-how shall include, but not be limited to, inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data,


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     clinical data, financial data, personnel data, computer programs, and customer and supplier lists (collectively, "Proprietary Information."). Except in connection with, and on a basis consistent with, the performance of his duties hereunder, the Executive shall not disclose any Proprietary Information to others outside the Company or the Company's Affiliates or use the same for any unauthorized purposes without written approval by the Board, either during or after the Employment Period.

          (ii) The Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, customer lists, customer solicitations or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company or the Company's Affiliates to be used by the Executive only in the performance of his duties for the Company. The Executive agrees to deliver to the Company upon the expiration of the Employment Period such material containing Proprietary Information.

          (iii) The Executive agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (i) and (ii) above, also extends to such types of information, know-how, records and tangible property of customers of the Company or the Company's Affiliates or suppliers to the Company or the Company's Affiliates or other third parties who may have disclosed or entrusted the same to the Company or the Company's Affiliates or to the Executive in the course of the Company's business.

          (iv) Notwithstanding the foregoing, such Proprietary Information shall not include information which (A) is or becomes generally available or known to the public, other than as a result of any disclosure by the Executive in violation hereof; or (B) is or becomes available to the Executive on a non-confidential basis from any source other than the Company, other than any such source that the Executive knows is prohibited by a legal, contractual, or fiduciary obligation to the Company from disclosing such information.

          (v) Other than in connection with any requirements pursuant to applicable "whistleblower" statutes, in the event that the Executive is requested pursuant to, or becomes compelled by, any applicable law, regulation, or legal process to disclose any Proprietary Information, the Executive shall provide the Company with prompt written notice thereof so that the Company may seek a protective order or other appropriate remedy or, in the Company's sole and absolute discretion, waive compliance with the terms hereof. In the event that no such protective order or other remedy is obtained, or the Company waives compliance with the terms hereof, the Executive shall furnish only that portion of such Proprietary Information which the Executive is advised by counsel is legally required. The Executive will cooperate with the Company, at the Company's sole cost and expense, in its efforts to obtain reliable assurance that confidential treatment will be accorded such Proprietary Information.


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

          (b) Developments.

          (i) The Executive shall make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by the Executive or under his direction or jointly with others during the Employment Period, whether or not during normal working hours or on the premises of the Company or the Company's Affiliates (collectively, "Developments").

          (ii) The Executive agrees to assign and does hereby assign to the Company (or any entity designated by the Company) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. The Executive also hereby waives all claims to moral rights in any Developments.

          (iii) Notwithstanding anything to the contrary contained herein, the provisions of Sections 7(b)(i) and 7(b)(ii) hereof shall not apply to Developments which consist of products (and not of services) which do not relate to the present or planned business or research and development of the Company or the Company's Affiliates and which are made and conceived by the Executive not during normal working hours, not on the premises of the Company or the Company's Affiliates and not using the tools, devices, equipment or personnel of the Company or the Company's Affiliates or Proprietary Information.

          (iv) The Executive agrees to cooperate fully with the Company or the Company's Affiliates, both during and after the Employment Period, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments. The Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment of priority rights, and powers of attorney, which the Company or the Company's Affiliates may deem reasonably necessary or desirable in order to protect their rights and interests in any Development.

          (c) Other Agreements. The Executive represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement, other than agreements with the Company's Affiliates, (i) to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company, (ii) to refrain from competing, directly or indirectly, with the business of his previous employer or any other party, and (iii) to refrain from soliciting the employment of any employees of his previous employer or any other party.

          (d) Non-Competition and Non-Solicitation. During the Executive's employment hereunder and for a period of: (i) two (2) years thereafter upon the Executive's termination of employment by giving notice of non-renewal as set forth in Section 1 hereto, (ii) one (1) year thereafter upon the Company's termination of the Executive's employment by giving notice of non-renewal as set forth in Section 1 hereto, or (iii) two (2) years thereafter upon the Executive's termination of employment for any reason other than those set forth in (i) and


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(ii), without the prior written consent of the Company, the Executive shall not engage (whether as an employee, consultant, director or independent contractor) in any Business Activities on behalf of any person, firm or corporation, and the Executive shall not acquire any financial interest (except for equity interests in publicly-held companies that will not be significant and that, in any event, will not exceed five percent (5%) of equity of that company) in any entity which engages in Business Activities within 200 miles of any of the Company's offices in operation on the Commencement Date and within 100 miles of any office of the Company established after the Commencement Date. During the period that the above noncompetition restriction applies, the Executive shall not, without the written consent of the Company: (i) solicit any employee of the Company or any of the Company's Affiliates to terminate his employment, or (ii) solicit any customers, partners, resellers, vendors or suppliers of the Company on behalf of any individual or entity other than the Company or its Affiliates. As used herein, the term "Business Activities" shall mean conduct of business as a middle market information technology service provider focused on network management and monitoring, LAN-WAN broadband, security, storage, and messaging.

          (e) Enforcement. The Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of this Section 7.

          (f) Affiliates. For purposes hereof, the Company's Affiliates shall mean any individual or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the Company. For purposes of this definition, "control" means the power to direct the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.

     8.   Notice.

          All notices, requests and other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given, if delivered in person against receipt therefor, or by overnight courier, or sent by express, registered or certified mail, postage prepaid, addressed as follows:

          If to the Executive:   Howard A. Pavony
                                 6 Ashington Drive
                                 Ossining, New York 10562

          If to the Company:     MTM Technologies, Inc.
                                 614 Corporate Way
                                 Valley Cottage, New York 10989
                                 Attn: Chief Executive Officer

Either party may, by written notice to the other, change the address to which notices to such party are to be delivered or mailed.


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

     9.   Dispute Resolution; Mediation and Arbitration.

          Except as specifically provided herein, any dispute or controversy arising under or in connection with this Agreement shall be, upon the demand of either party, subject to a non-binding mediation proceeding before a mediator on the panel of the CPR Institute for Dispute Resolution, such mediator to be agreed upon by the parties. If a mediator is not agreed upon or if mediation is not successful, the matter shall be settled exclusively by arbitration, conducted before a single arbitrator mutually selected by the parties, in the State of New York, in accordance with the rules of the American Arbitration Association then in effect. If the parties are unable to agree on a single arbitrator, each party shall select an arbitrator and the two arbitrators selected by the parties shall select a third arbitrator. If three arbitrators are selected, they shall act by majority vote. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Each party shall bear their own costs and expenses of any such mediation or arbitration proceeding and shall split evenly any common costs; provided, however, that if the dispute concerns the issue of termination for "cause" or resignation for "good reason," the non-prevailing party shall pay for all of the prevailing party's costs and expenses, including legal fees relating to such mediation or arbitration proceeding.

     10.  Waiver of Breach.

          Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either of the Executive or of the Company.

     11.  Non-Assignment; Successors.

          Neither party hereto may assign his or its rights or delegate his or its duties under this Agreement without the prior written consent of the other party; provided, however, that (i) this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company's assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company; and (ii) this Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of the Executive to the extent of any payments due to them hereunder. As used in this Agreement, the term "Company" shall be deemed to refer to any such successor or assign of the Company referred to in the preceding sentence.

     12.  Severability.

          To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

     13.  Counterparts.

          This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.


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

     14.  Governing Law.

          This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York, without giving effect to the choice of law principles thereof.

     15.  Entire Agreement.

          This Agreement constitutes the entire agreement by the Company and the Executive with respect to the subject matter hereof and except as specifically provided herein, supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof, whether written or oral (including, without limitation, the employment agreement dated September 1, 1996, and all amendments thereto). This Agreement may be amended or modified only by a written instrument executed by the Executive and the Company.


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

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of May 21, 2004.


                                           /s/ Howard A. Pavony
                                           -------------------------------------
                                           Howard A. Pavony


                                           MTM TECHNOLOGIES, INC.


                                           By: /s/ Francis J. Alfano
                                               ---------------------------------
                                               Print Name: Francis J. Alfano
                                               Print Title:


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

                                    Exhibit A

                                             , 2004
                              ---------------

Mr. Howard A. Pavony
c/o MTM Technologies, Inc.
614 Corporate Way
Valley Cottage, New York 10989

Dear Mr. Pavony:

          Reference is hereby made to the Employment Agreement between you and MTM Technologies, Inc. dated as of the date hereof and all defined terms set forth in such Employment Agreement are incorporated herein.

          In connection with your entering into the Employment Agreement, you and the Company hereby covenant and agree as follows:

          1. Auto Allowance. As of the Commencement Date, you agree to assume the Company's obligation under the automobile lease (the "Lease") which the Company maintained for your benefit prior to the Commencement Date and the Company will have no further obligations or liabilities with respect to the Lease. In consideration for your assumption of such obligations, the Company will provide to you a monthly automobile allowance of $1,800. Such allowance will be provided until the earlier of (i) the 18-month anniversary of the Commencement Date or (ii) the date your employment with the Company is terminated. You acknowledge that (i) notwithstanding the provisions of Section 3(h) of the Employment Agreement, during the 18-month period starting on the Commencement Date, the Company will not provide any further reimbursement or allowance for automobile-related expenses, and (ii) you will be required to provide the Company with documentation concerning the extent to which the automobile subject to the Lease is being used for business purposes.

          2. Life Insurance. As of the Commencement Date, the Company will assign to you the life insurance policy (the "Policy") which the Company maintained for your benefit prior to the Commencement Date, as well as any cash surrender value thereof, and the Company will have no further obligations or liabilities with respect to the Policy.

          3. Tax Withholding. You hereby acknowledge that all payments required to be made by the Company to you under this Agreement, and all actions taken by the Company hereunder, shall be subject to the withholding of such amounts, if any, relating to tax, excise tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

          Please acknowledge your agreement to the matters set forth herein by signing a copy of this letter in the space indicated below and returning such signed copy to my attention. Once again, we look forward to your continued employment with the Company.

                                           Sincerely,


                                           -------------------------------------
                                           Name:
                                           Title:
                                              on behalf of the Company

Acknowledged and agreed
as of the date hereof:


--------------------------------------
Howard A. Pavony

                                    Exhibit B

                                   RABBI TRUST

                                    Exhibit C

                    RELEASE OF CLAIMS AND COVENANT NOT TO SUE

          This RELEASE OF CLAIMS AND COVENANT NOT TO SUE is executed and delivered by MTM Technologies, Inc., a New York corporation (the "Company"), to Howard A. Pavony (the "Executive").

          Pursuant to the provisions of Section 5(a) of the employment agreement between the Company and the Executive dated _______________, 2004 (the "Employment Agreement") the Company hereby agrees as follows:

          The Company and its affiliates release and forever discharge the Executive from, and covenant not to sue or proceed against the Executive on the basis of, any and all past or present causes of action, suits, agreements or other claims which the Company or its affiliates have against the Executive upon or by reason of any matter, cause or thing whatsoever, including, but not limited to, any matters arising out of his employment by the Company and the cessation of said employment. This release shall not, however, constitute a waiver of any of the Company's rights under the Employment Agreement. The Company hereby covenants that it has not transferred or assigned to any person or entity any of the claims that are subject to this release and covenant.

          This RELEASE OF CLAIMS AND COVENANT NOT TO SUE is executed by the Company and delivered to the Executive on _______________, 20___.

                                           MTM TECHNOLOGIES, INC.


                                           By:
                                               ---------------------------------
                                           Print Name:
                                           Print Title:

                                    Exhibit D

                                RELEASE AGREEMENT

          This RELEASE AGREEMENT (the "Agreement") is made as of
_______________, 20___ by and between MTM Technologies, Inc., a New York corporation (the "Company"), and Howard A. Pavony (the "Executive").

                                    Recitals:

          A. The Company and the Executive are parties to an Employment Agreement dated _______________, 2004 (the "Employment Agreement"). Capitalized terms that are not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

          B. Effective as of _______________, 20___ (the "Separation Date"), the Executive's employment with the Company was or will be terminated.

          C. The Company is not obligated to pay the Executive any additional compensation or benefits other than that which has been earned as of the Executive's Separation Date and other than that which is set forth in the Employment Agreement. This Agreement is the Release Agreement referenced in the Employment Agreement and the payment of the severance benefits set forth in the Employment Agreement is conditioned upon the execution and delivery by the Executive of this Agreement.

                                   Agreement:

          NOW, THEREFORE, in return for good and valuable consideration and in consideration of the premises and the mutual promises made hereafter, the Executive and the Company agree as follows:

          1. Employment Agreement. Subject to the terms and conditions of the Employment Agreement; (a) the Company agrees to pay the Executive the severance payments and to otherwise comply with the provisions of the Employment Agreement, as the case may be, and (b) the Executive agrees to comply with the restrictive covenants in Section 7 of the Employment Agreement and to otherwise comply with the provisions of the Employment Agreement.

          2. Acknowledgment. The Executive and the Company acknowledge that the amounts to be paid pursuant to the Employment Agreement are in excess of any earned wages or benefits due and owing the Executive through his Separation Date.

          3. Release. In exchange for the good and valuable consideration set forth in Section 1 of this Agreement, the Executive, on behalf of himself, his heirs, executors and assigns, releases, waives and discharges any and all manner of action, causes of action, claims, rights, charges, suits, damages, debts, demands, obligations, attorneys' fees, or any and all other liabilities or claims of whatsoever nature, whether in law or in equity, known or unknown, including, but not limited to, any claim and/or claim of damages or other relief for tort, breach of contract, personal injury, negligence, age discrimination under The Age Discrimination In Employment Act of 1967, any alleged violation of the Civil Rights Acts of 1964 and 1991, the Equal Pay Act of 1963, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, any employment discrimination prohibited by other federal, state or local laws, including, but not limited to, sex, race, national origin, marital status, age, handicap, height, weight, or religious discrimination, and any other claims for unlawful employment practices which the Executive has claimed or may claim or could claim in any local, state or federal forum, against the Company, its shareholders and their respective directors, officers, employees, successors and assigns, affiliates and all others, as a result of the Executive's employment at, and separation of employment from, the Company; provided that, the Executive and the Company retain the right to enforce this Agreement and the provisions of
Section 5(a) of the Employment Agreement. The Executive hereby covenants that he has not transferred or assigned to any person or entity any of the claims that are subject to this release and covenant.

          4. Irrevocable Bar. The parties intend that this Agreement will irrevocably bar any action or claim whatsoever by the Executive against the Company for any resultant injuries or damages, whether known or unknown, sustained or to be sustained, as a result of any of the Company's acts, omissions and conduct having occurred up to the present date, including, but not limited to, the Executive's employment with the Company and the termination of that employment, other than those concerning this Agreement and the provisions of Section 5(a) of the Employment Agreement.

          5. Rights or Claims Arising After the Date Hereof. The Executive and the Company understand that the Executive is not waiving rights or claims that may arise as a result of any act, omission or conduct of the Company occurring after the date this Agreement is executed.

          6. Review of Agreement. The Executive understands and agrees that he has read this Agreement carefully and understands all of its terms.

          7. Advice to Consult Attorney. The Executive understands and agrees that he is advised to consult with an attorney prior to executing this Agreement.

          8. Period within which to Consider Agreement. The Executive understands and agrees that he has been given 21 days (or more) within which to consider this Agreement.

          9. Revocation. The Executive understands and agrees that he may revoke this Agreement for a period of seven (7) calendar days following the execution of this Agreement. Neither this Agreement nor the Company's obligations under
Section 5(a) of the Employment Agreement shall be effective until this revocation period has expired (at which time such obligations shall be effective, retroactive to the time contemplated in the Employment Agreement). Without limiting the generality of the foregoing, the provisions of Section 7 of the Employment Agreement (relative to restrictive covenants) shall not be terminated or otherwise affected by any revocation of this Agreement. The Executive understands that any revocation, to be effective, must be in writing and received, within seven (7) days of execution of this Agreement, by the Company at its principal executive offices.

          10. Voluntary Action; No Reliance. In agreeing to sign this Agreement, the Executive is doing so completely voluntarily and agrees that he has not relied on any oral statements or explanations made by the Company or its representatives.

          11. Nondisclosure. Both parties agree not to disclose the terms of this Agreement to any third party, except as is required by law, or as is necessary for purposes of securing counsel from either parties' attorneys or accountants.

          12. No Disparaging Statements. The Executive and the Company agree not to make any disparaging statements about the other.

          13. Full Accord and Satisfaction. This Agreement is in full accord and satisfaction and compromise of the claims of the Executive and the Company and is not to be construed as an admission of liability on the part of the Company.

          14. Miscellaneous. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof. This Agreement maybe executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and shall bind and shall inure to the benefit of the parties hereto, and their respective successors and assigns. Copies (photostatic, facsimile or otherwise) of this Agreement and signatures hereto shall be deemed to be originals and may be relied on to the same extent as the manually-signed originals. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

          15. Entire Agreement, Modification. This Agreement contains the entire agreement between the Executive and the Company with respect to the subject matter hereof. Any modification of this Agreement must be made in writing and signed by the Executive and an officer specifically authorized to do so by the Board of Directors of the Company.

                            [SIGNATURES ON NEXT PAGE]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

Witness:


----------------------------------------   -------------------------------------
                                           Howard A. Pavony


                                           MTM TECHNOLOGIES, INC.


                                           By:
----------------------------------------       ---------------------------------
                                           Print Name:
                                           Print Title: